Exhibit 99.1

Kiora Pharmaceuticals Reports Second Quarter 2026 Financial Results and Provides Corporate Update

ENCINITAS, Calif.—August 7, 2026 - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) today reported financial results for the second quarter ended June 30, 2026, and provided an update on its clinical pipeline of small-molecule therapies for retinal diseases and its corporate development activities.

Second Quarter 2026 and Recent Highlights

•Advanced enrollment in the Phase 2 ABACUS-2 clinical trial of KIO-301 into the higher-dose cohort
•Continued enrollment in the higher-dose cohort of the Phase 2 KLARITY clinical trial of KIO-104
•Ended the quarter with approximately $16.8 million in cash and short-term investments, providing an expected operating runway into late 2028
•Secured a private placement for up to $24.0 million in gross proceeds, including $5.0 million received upfront, with the remaining proceeds contingent on the exercise of near-term milestone-based warrants

KIO-301

“Patient demand for ABACUS-2 remains high as we have begun to enroll the higher 100 µg dose cohort,” said Brian Strem, Ph.D., President and Chief Executive Officer of Kiora. “ABACUS-2 is a randomized, double-masked, controlled Phase 2 trial evaluating KIO-301 in patients with late-stage retinitis pigmentosa. KIO-301 is our small-molecule molecular photoswitch designed to restore light sensitivity after the loss of naturally light-sensing photoreceptors and is being developed as a potential mutation agnostic treatment option for patients with retinitis pigmentosa. Following treatment of the first few patients in the higher-dose cohort, an independent, predefined safety review will be conducted before enrollment of the remaining patients proceeds. We expect the last patient, first visit in the first quarter of 2027 with topline data in the third quarter of 2027. Kiora is responsible for conducting the ABACUS-2 trial, with development costs fully reimbursed under its collaboration with Théa Open Innovation, who holds exclusive rights to develop and commercialize KIO-301 in the U.S., Europe, and other select countries outside Asia. In Asia, we have an option agreement with Senju covering Japan, China and other select countries and are evaluating a potential commercial partner for South Korea, the remaining major territory. Kiora believes its current and potential regional partners could support planning for a coordinated global Phase 3 registration study, subject to regulatory feedback, and future commercialization to bring KIO-301 to patients living with RP globally.”

KIO-104

“For KIO-104, we are enrolling patients in the higher-dose group of the Phase 2 KLARITY trial, which is evaluating the therapeutic in patients with macular edema due to retinal inflammation. KIO-104 is a non-steroidal, small-molecule inhibitor of dihydroorotate dehydrogenase, or DHODH, designed for local intravitreal administration. KIO-104 has been well tolerated based on safety information available to date. We expect to report initial clinical data in late 2026. These data are intended to assess the drug’s activity across retinal conditions involving inflammation and macular edema and will inform the next stage of development.”

Business & Future Pipeline

“On the business front, Kiora continues to evaluate potential strategic transactions that could diversify and expand our development pipeline. If completed by early next year, a transaction would satisfy a warrant acceleration milestone provision from our recent private placement that, to the extent warrants are exercised, could provide additional capital. In anticipation, we’re pursuing a range of business activities, including identifying select personnel and planning for the operating capabilities needed to move quickly following completion of any potential transaction.”

Second Quarter 2026 Financial Results

“We continue to efficiently allocate capital primarily toward our ongoing clinical trials. All KIO-301 research and development expenses associated with ABACUS-2 continue to be reimbursed under our collaboration with Théa” said Melissa Tosca, Chief Financial Officer of Kiora. “Based on our current operating plan, expected collaboration reimbursements and available capital, we expect our current resources to fund operations into late 2028.”

Kiora ended the quarter with approximately $16.8 million in cash and short-term investments, compared with $13.9 million at March 31, 2026. The increase primarily reflected proceeds from the strategic equity financing completed during the quarter, partially offset by cash used in operations. The Company also recorded approximately $1.1 million in collaboration receivables and $1.8 million in tax and other receivables as of June 30, 2026.

Research and development expenses were approximately $2.1 million for the second quarter of 2026, before recognizing $1.3 million in reimbursable expenses from Théa, compared with $2.6 million, before recognizing $1.7 million in reimbursable expenses, for the second quarter of 2025. The change primarily reflected lower expenses related to preclinical and CMC activities due to trial progression moving into clinical activities.

General and administrative expenses remained consistent at approximately $1.4 million in the second quarter of 2026 and 2025.

Net loss for the second quarter of 2026 was approximately $2.1 million, compared with a net loss of $2.2 million for the second quarter of 2025.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing therapies for retinal diseases. The Company uses small molecules to target biological pathways involved in inherited retinal degeneration, retinal inflammation and vision loss.

KIO-301 is a molecular photoswitch being developed initially to restore vision in patients with late-stage retinitis pigmentosa, regardless of the genetic mutation responsible for the disease. The program may also have potential applications in other retinal degenerative conditions. Kiora has granted Théa Open Innovation an exclusive license to develop and commercialize KIO-301 outside Asia.

KIO-104 is a non-steroidal, small-molecule inhibitor of DHODH being developed for retinal inflammation and associated macular edema. It is designed for local ocular administration to regulate immune-cell activity within the eye while limiting systemic exposure.

In addition to news releases and SEC filings, Kiora expects to post information on its website, www.kiorapharma.com, and its social media accounts that could be relevant to investors. Investors are encouraged to follow Kiora on X and LinkedIn and to visit the Company’s website or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning, among other matters, the timing, conduct, enrollment, safety reviews and results of the ABACUS-2 and KLARITY clinical trials; the expected timing of the last patient, first visit and topline results from ABACUS-2; the expected timing and content of clinical data from KLARITY; the potential for KIO-301 and KIO-104 to address multiple indications; the possibility of future global registration studies and commercialization; the potential for pipeline expansion and potential warrant exercises in connection with any transaction; the Company’s ability to complete a potential strategic transaction; the potential for a commercial partner in South Korea; and the sufficiency of the Company’s existing cash and short-term investments to fund operations for specified periods. These statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, among other things, Kiora’s ability to conduct and complete clinical trials on a timely basis; obtain regulatory or marketing approvals for its development-stage products, including KIO-301 and KIO-104; successfully develop or commercialize its product candidates; complete a potential strategic transaction on the anticipated terms or timeline, or at all; and other market, operational and regulatory conditions. Additional risks are described under the heading “Risk Factors” contained in Kiora’s Annual Report on Form 10-K filed with the SEC on March 25, 2026 and Kiora’s other public filings with the SEC. Kiora’s results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to publicly update or revise any forward-looking statement to reflect any change in its expectations or any change in the events, conditions or circumstances on which such statement is based, except as required by law.

Contacts: Investors
Investors@kiorapharma.com

Financial Tables Follow

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026 (unaudited)	December 31, 2025
ASSETS
Current Assets:
Cash and Cash Equivalents	$7,076,533	$8,696,570
Short-Term Investments	9,761,994	8,392,513
Prepaid Expenses and Other Current Assets	1,127,482	1,141,804
Collaboration Receivables	1,091,385	1,522,770
Tax and Other Receivables	1,815,079	1,793,459
Prepaid Collaboration Expenses	390,042	201,332
Total Current Assets	21,262,515	21,748,448
Non-Current Assets:
Property and Equipment, Net	99,637	91,672
Restricted Cash	4,706	4,566
Intangible Assets and In-Process R&D, Net	2,063,100	2,063,100
Operating Lease Right-of-Use Assets	260,753	285,827
Other Assets	85,379	59,687
Total Assets	$23,776,090	$24,253,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$216,497	$1,060,306
Accrued Expenses	1,981,573	2,406,731
Operating Lease Liabilities	172,425	164,461
Total Current Liabilities	2,370,495	3,631,498
Non-Current Liabilities:
Contingent Consideration	3,036,157	2,939,316
Deferred Tax Liability	102,152	102,152
Deferred Collaboration Revenue	1,250,000	1,250,000
Non-Current Operating Lease Liabilities	160,597	203,798
Total Non-Current Liabilities	4,548,906	4,495,266
Total Liabilities	6,919,401	8,126,764
Commitments and Contingencies (Note 9)
Stockholders’ Equity:
Preferred Stock, $0.01 Par Value: 10,000,000 shares authorized; 3,750 designated Series A, 0 shares issued and outstanding; 10,000 designated Series B, 0 shares issued and outstanding; 10,000 shares designated Series C, 0 shares issued and outstanding; 20,000 shares designated Series D, 7 shares issued and outstanding; 1,280 shares designated Series E, 0 shares issued and outstanding; 3,908 shares designated Series F, 420 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	4	4
Common Stock, $0.01 Par Value: 150,000,000 shares authorized; 4,427,167 and 3,761,739 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	281,943	275,289
Additional Paid-In Capital	175,544,810	170,314,656
Accumulated Deficit	(158,714,270)	(154,217,276)
Accumulated Other Comprehensive Loss	(255,798)	(246,137)
Total Stockholders’ Equity	16,856,689	16,126,536
Total Liabilities and Stockholders’ Equity	$23,776,090	$24,253,300

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating Expenses:
General and Administrative	$1,383,504	$1,353,850	$2,995,771	$2,843,248
Research and Development	2,077,116	2,590,489	4,200,841	5,122,376
Collaboration Credits	(1,336,263)	(1,685,917)	(2,569,487)	(3,652,040)
Change in Fair Value of Contingent Consideration	89,414	137,774	96,841	412,966
Total Operating Expenses	2,213,771	2,396,196	4,723,966	4,726,550
Operating Loss	(2,213,771)	(2,396,196)	(4,723,966)	(4,726,550)
Other Income (Expense), Net:
Interest Income, Net	146,232	225,237	285,570	501,870
Other Expense, Net	(11,471)	(93,557)	(58,598)	(109,809)
Total Other Income, Net	134,761	131,680	226,972	392,060
Loss Before Income Tax Provision	(2,079,010)	(2,264,516)	(4,496,994)	(4,334,490)
Income Tax Provision	—	112,057	—	(10,949)
Net Loss	$(2,079,010)	$(2,152,459)	$(4,496,994)	$(4,345,439)
Net Loss Attributable to Common Shareholders	$(2,079,010)	$(2,152,459)	$(4,496,994)	$(4,345,439)
Net Loss per Common Share - Basic	$(0.34)	$(0.54)	$(0.87)	$(1.10)
Weighted Average Shares Outstanding - Basic	6,177,679	3,989,042	5,181,693	3,936,649
Net Loss per Common Share - Diluted	$(0.34)	$(0.54)	$(0.87)	$(1.10)
Weighted Average Shares Outstanding - Diluted	6,177,679	3,989,042	5,181,693	3,936,649

Other Comprehensive Loss:
Net Loss	$(2,079,010)	$(2,152,459)	$(4,496,994)	$(4,345,439)
Unrealized Loss on Marketable Securities	(10,983)	(11,116)	(19,336)	(27,215)
Foreign Currency Translation Adjustments	(16,019)	62,532	9,674	63,604
Comprehensive Loss	$(2,106,012)	$(2,101,044)	$(4,506,656)	$(4,309,050)